FIRST AMENDMENT TO THE

TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED
OPERATING EXPENSE LIMITATION AGREEMENT

with

SCHOONER INVESTMENT GROUP, LLC

THIS FIRST AMENDMENT dated as of August 4, 2015, to the Amended and Restated Operating Expense Limitation Agreement, dated as of October 28, 2014 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and SCHOONER INVESTMENT GROUP, LLC (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement for the purpose of reflecting the limit on Class I shares of the Schooner Fund previously approved by the Board of Trustees of the Trust (the “Board”) and adding Class A shares of the Schooner Hedged Alternative Income Fund; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the purpose of adding Class A shares of the Schooner Hedged Alternative Income Fund, to be effective at the time the Class A shares of the Schooner Hedged Alternative Income Fund commence operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and reflecting the limit on Class I shares of the Schooner Fund previously approved by the Board.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	SCHOONER INVESTMENT GROUP, LLC
on behalf of its series listed on Schedule A

By: /s/ John P. Buckel	By: /s/ Gregory R. Levinson

Name: John P. Buckel	Name: Gregory R. Levinson

Title: President	Title: Managing Member

Amended Schedule A
to the

TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED
OPERATING EXPENSE LIMITATION AGREEMENT

with

SCHOONER INVESTMENT GROUP, LLC

Series and Class of Trust for Professional Managers	Operating Expense Limitation as a Percentage of Average Daily Net Assets
Schooner Fund – Class A Shares	1.99%
Schooner Fund – Class I Shares	1.74%
Schooner Hedged Alternative Income Fund – Institutional Class Shares	1.49%
Schooner Hedged Alternative Income Fund – Class A Shares	1.74%